Two Harbors Investment Corp.
Announces Proposed Contribution of its Single-Family Rental Properties

NEW YORK, September 11, 2012 - Two Harbors Investment Corp. (NYSE: TWO; NYSE MKT: TWO.WS) today announced the proposed contribution of its portfolio of single-family rental properties to a newly formed entity intended to qualify as a real estate investment trust (“REIT”).

In exchange for its contribution, Two Harbors would receive shares of common stock of Silver Bay Realty Trust Corp. (“Silver Bay”), a newly organized Maryland corporation focused on the acquisition, renovation, leasing and management of single-family residential properties for rental income and long-term capital appreciation. Silver Bay will be externally managed by PRCM Real Estate Advisers LLC, which is a joint venture between an affiliate of Pine River Capital Management L.P. and Provident Real Estate Advisors LLC (“Provident”). An affiliate of Pine River also serves as the external manager of Two Harbors and provides acquisition and property management services with respect to Two Harbors' portfolio of single-family rental properties.

Silver Bay has filed a registration statement with the U.S. Securities and Exchange Commission with respect to the proposed initial public offering (“IPO”) of its common stock. Silver Bay intends to acquire two large portfolios of single-family rental properties, including the Two Harbors portfolio and the portfolio currently managed by Provident, concurrently with the proposed IPO. The proposed contribution of the Two Harbors portfolio to Silver Bay is dependent upon the value of the contribution and amount of capital raised in the proposed IPO as well as market and other conditions. Subject to the approval of its board of directors and compliance with applicable securities laws, Two Harbors anticipates that it would distribute its shares of common stock in Silver Bay by means of a special dividend after the expiration of a 90-day lock-up period following the completion of Silver Bay's proposed IPO.

"We are excited about the proposed Silver Bay transaction,” said Thomas Siering, President and Chief Executive Officer of Two Harbors. “We believe Two Harbors shareholders would benefit from the creation of a stand-alone, pure-play single-family residential property REIT. The current investment opportunity for single-family rental properties remains attractive and the proposed transaction would add additional scale and diversification to our existing portfolio.”

The board of directors of Two Harbors has formed a committee of independent directors to review, negotiate and approve the proposed transactions and consider and review potential alternative transactions or alternative structures for the proposed transaction. The committee has retained Goodwin Procter LLP as its legal counsel and Gleacher & Company Securities, Inc. as its financial adviser with respect to the proposed contribution and to represent the interests of Two Harbors and its stockholders with respect to the Two Harbors portfolio. The contribution remains subject to the approval of the committee and Two Harbor's board of directors, finalization of all relevant documentation on terms acceptable to Two Harbors and the committee, the satisfaction of all conditions to the closing of the transaction, Securities and Exchange Commission clearance and market conditions.

This press release does not constitute an offer of any securities for sale.

Conference Call
Two Harbors will host a conference call on September 11, 2012 at 5:00 p.m. EDT to discuss this announcement. To participate in the teleconference, please call toll-free (877) 868-1835 (or (914) 495-8581 for international callers), conference number 29967335, approximately 10 minutes prior to the above start time. You may also listen to the teleconference live via the Internet at www.twoharborsinvestment.com in the Investor Relations section under the Events and Presentations link.

Two Harbors Investment Corp.
Two Harbors Investment Corp., a Maryland corporation, is a real estate investment trust that invests in residential mortgage-backed securities, residential mortgage loans, residential real properties and other financial assets.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including with respect to the completion of the contribution, the IPO and the distribution of shares of Silver Bay common stock to Two Harbors stockholders. Actual results may differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “target,” “assume,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Two Harbors does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Additional information concerning these and other risk factors is contained in Two Harbors' most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward looking statements concerning Two Harbors or matters attributable to Two Harbors or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Contact
July Hugen, Investor Relations, Two Harbors Investment Corp., (612) 629-2514, july.hugen@twoharborsinvestment.com